SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 18549
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Graymark Healthcare, Inc.
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Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
RE: Notice of Action by Written Consent of Shareholders
Dear Shareholder:
          We are notifying our shareholders of record on November 28, 2008 that shareholders owning 15,851,062 shares of our common stock, representing 57.5% of our outstanding common stock on November 28, 2008 intend to execute a written consent in lieu of an annual meeting approving:
1. The election of a Board of Directors consisting of five members, to hold office until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2009 or until the earlier of their death, resignation, or removal,
2. The approval and adoption of the Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan, and;
3. The ratification of Eide & Bailly LLP as the independent registered public accounting firm for fiscal 2008.
Under the Oklahoma General Corporation Act and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock is sufficient under the Oklahoma General Corporation Act and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other shareholders for a vote. This letter is the notice required by Section 1073 of the Oklahoma General Corporation Act.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
          An information statement containing a detailed description of the matters adopted by written consent in lieu of an annual meeting of shareholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions taken by the holders of a majority of our outstanding common stock shares. We will mail this information statement to shareholders on or about December 3, 2008.

By order of the Board of Directors,

Secretary

Oklahoma City, Oklahoma
November 28, 2008

Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
(405) 601-5300
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
          We are sending you this information statement to inform you of the actions to be taken by the holders of a majority of our outstanding common stock by written consent in lieu of an annual meeting.
What actions are to be taken by the written consent in lieu of an annual meeting?
          The holders of a majority of our outstanding common stock will executed a written consent approving:
1.	The election of a Board of Directors consisting of five members, to hold office until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2009 or until the earlier of their death, resignation, or removal,
2.	The approval and adoption of the Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan, and;
3.	The ratification of Eide & Bailly LLP as the independent registered public accounting firm for fiscal 2008.
How many shares were voted for the actions?
          The approval and adoption of each of the actions taken by written consent in lieu of an annual meeting requires the consent of the holders of a majority of the shares of our outstanding common stock. We had 27,569,106 outstanding shares of our common stock on November 28, 2008 (the “record date”). Each share of our common stock is entitled to one vote. The holders of 15,851,062 shares of our common stock, representing 57.5% of our outstanding common stock shares entitled to vote on the record date, will execute a written consent in lieu of an annual meeting on the 21st day following distribution of this information statement to our shareholders.. Under Oklahoma General Corporation Act and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock will be sufficient under the Oklahoma General Corporation Act and our certificate of incorporation and bylaws to approve the actions described above. As a result, all actions described in this information statement will be effected on the 21st day following distribution of this information statement to our shareholders, without any further action or vote by our shareholders.
Am I entitled to dissenter’s rights?
          The Oklahoma General Corporation Act does not provide for dissenter’s rights for the actions to be taken by written consent in lieu of an annual meeting.
Action 1 — Election of Directors
          The holders of 15,851,062 shares of our common stock, representing 57.5% of the shares of our common stock entitled to vote on the record date, will execute a written consent in lieu of an annual meeting electing five directors to serve on our board of directors. That consent and the election of directors will be effective on the 21st day following distribution of this information statement to our shareholders. The directors will serve for a one year term and until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2009 or until the earlier of their death, resignation, or removal. The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our board of directors, each of whom is currently a member of our board of directors:

          Stanton Nelson (age 37) serves as our Chief Executive Officer and as one of our directors. In addition to his position with us, Mr. Nelson serves as Executive Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate and banking. R.T. Oliver Investments is controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves on the board of Valliance Bank as its Vice Chairman. Previously Mr. Nelson was the Chief Executive Officer of Monroe-Stephens Broadcasting, a privately-held company that owned and operated radio stations in Southwest Oklahoma and Dallas, Texas . Mr. Nelson began his professional career as a staff member for United States Senator David Boren. Mr. Nelson has a Bachelor of Business Administration in business management from the University of Oklahoma.
          Joseph Harroz, Jr. (age 41) has served as one of our directors since December 28, 2007 and as our President and Chief Operating Officer since July 23, 2008. Mr. Harroz served as Vice President and General Counsel of the Board of Regents, University of Oklahoma beginning in 1996 until July 2008, and has been an Adjunct Professor, University of Oklahoma Law School since 1997 and has served as the Managing Member of Harroz Investments, LLC (commercial enterprise) since 1998. He also is a Trustee and Chairman of the Board of Trustees of Waddell and Reed Ivy Funds and a Trustee of Waddell and Reed Advisors Fund, both mutual fund complexes and serves as a Director of Valliance Bank NA (beginning in 2004) and LSQ Manager, Inc. (beginning in 2007).
          S. Edward Dakil, M.D. (age 52) has served as one of our directors since December 28, 2007. Dr. Dakil is a practicing physician and in 1987 began his employment with Norman Urology Associates, P.C. Commencing in 1990 he began serving as a clinical instructor for the Department of Urology of the University of Oklahoma Health Science Center and in 1998 became a member of the Board of Directors of the Oklahoma Lithotripsy Center. Dr. Dakil was graduated from the University of Oklahoma, first with a Bachelor of Science (Chemistry) in 1987 and a Doctorate of Medicine in 1982 and is a member of medical associations, including American Urologic Association and American Association of Clinical Urologists.
          Scott R. Mueller (age 37) has served as one of our directors since July 23, 2008. Mr. Mueller is currently employed by TLW Trading. Prior to joining TLW Trading, he was employed at Goldman Sachs from 1999 through May of 2008. Mr. Mueller earned a Masters of Business Administration from the University of Texas in 1999 and graduated from the Honors College at Michigan State University in 1992 with a Bachelor of Arts in General Business Administration — Pre-Law. Mr. Mueller also serves on the boards of Consero Global Solutions and The Grace Foundation.
          William Ransome Oliver (age 27) has served as one our directors since July 23, 2008. Mr. Oliver has been employed as a Vice President of R.T. Oliver Investments, Inc., a privately-held company, since April 2006. Mr. Oliver was employed by Bricktown Media/Big Rig Network as the West Region Manager during April 2005 through April 2006 and Grubb & Ellis Levy Beffort in Property Management-Brokerage during April 2004 through April 2005. He was graduated from the College of Arts & Science of the University of Oklahoma in 2004 with a Bachelor of Arts.
Action 2 — Approval and Adoption of the Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan
          The holders of 15,851,062 shares of our common stock, representing 57.5% of the shares of our common stock entitled to vote on the record date, will approve and adopt the Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan (the “Incentive Plan”) by execution of a written consent in lieu of an annual meeting. That consent and the election of directors will be effective on the 21st day following distribution of this information statement to our shareholders.
          The Incentive Plan is established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The Incentive Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the Incentive Plan (“Incentive Awards”).
          The Incentive Plan consists of three separate stock incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. Each incentive award will be pursuant to a written award agreement. The Incentive Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the Incentive Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.
          The Plan became effective on October 29, 2008 and was approved and adopted by our board of directors on October 30, 2008, and has a term ending October 29, 2018 during which incentive awards may be granted; the Incentive Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.
          Shares Subject to the Incentive Plan. Incentive awards may be made for a total of 3,000,000 shares of our common stock of which 1,000,000 are to be used for the grant of incentive stock options. During the term of the Incentive Plan, we are required to reserve and keep available sufficient shares to satisfy the requirements of the Incentive Plan.
          Administration of the Plan by the Committee. The Non-Executive Officer Participant Plan is administered by our Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee, a committee appointed by our Compensation Committee, to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan is administered by the Compensation Committee. Subject to the provisions of the Incentive Plan, our Compensation Committee or Regular Award Committee (the “Committee”) shall have exclusive power to:
•	Select the employees to participate in the Incentive Plan;

•	Determine the time or times when incentive awards will be made;

•	Determine the form of an incentive award (stock option, restricted stock award, performance unit, performance bonus or stock appreciation right), the number of common stock shares or performance units subject to the incentive award, the amount and all the terms, conditions (including performance requirements), restrictions and limitations of an incentive award, including the time and conditions of exercise or vesting, and the terms of any incentive award agreement;

•	Determine whether incentive awards will be granted singly or in combination;

•	Accelerate the vesting, exercise or payment of an inventive award or the performance period of an incentive award;

•	Determine extent an incentive award may be deferred, either automatically or at the election of the participant or the Committee; and

•	Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.
          Our board of directors has the exclusive power to select non-employee directors to participate in the Incentive Plan and to determine the number of non-qualified stock options, stock appreciation rights or shares of restricted stock awarded to the participating directors. Our Compensation Committee administers all other aspects of the Incentive Awards made to participating directors.
          The Committee in its sole discretion shall have the authority, subject to the provisions of the Incentive Plan, to establish, adopt, or revise such rules and regulations and to make all determinations relating to the Incentive Plan, as it may deem necessary or advisable for the administration. The Committee’s interpretation of the Incentive Plan or any incentive awards and all decisions and determinations by the Committee shall be final, binding, and conclusive.
          Incentive Plan and the incentive awards are intended to qualify as “qualified performance based compensation” under Section 162(m) of the Code. Accordingly, the Committee will make determinations as to performance targets and all other applicable provisions of the Incentive Plan as necessary in order for it and incentive awards to satisfy the requirements of Section 162(m) of the Code.
          Grant of Awards. Awards granted under the Incentive Plan shall be subject to the following conditions:
•	The aggregate number of common stock shares subject to the grant of stock options or stock appreciation rights to an employee in any calendar year may not exceed 500,000;

•	the aggregate number of common stock shares subject to the grant of restricted stock awards and performance unit awards to an employee in any calendar year may not exceed 250,000;

•	The maximum amount made subject to the grant of performance bonuses to an employee in any calendar year may not exceed $500,000;

•	Any common stock shares related to incentive awards which (i) terminate by expiration, forfeiture, cancellation or otherwise, (ii) are used or withheld to pay an incentive award’s exercise price or withholding taxes, or (iii) are exchanged in the Committee’s discretion for inventive awards not involving common stock, will be available again for grant and shall not be counted against the 3,000,000 shares authorized under the Incentive Plan;

•	Any common stock shares delivered by us in payment of an incentive award authorized under may be authorized and unissued common stock or common stock held as treasury shares;

•	The Compensation Committee has the sole discretion to determine the manner in which fractional shares arising under the Incentive Plan will be treated;

•	The Compensation Committee will from time to time establish guidelines for the Regular Award Committee regarding the grant of incentive awards to employees;

•	Separate certificates or a book-entry registration representing common stock shares will be delivered to a participant upon the exercise of any stock option;

•	The Committee is prohibited from canceling, reissuing or modifying incentive awards if the action will have the effect of increasing the exercise price of options or repricing the participant’s incentive award adversely to the participant’s benefit without the prior written consent of the participant;

•	Our non-employee directors may only be granted nonqualified stock options, stock appreciation rights or restricted stock awards;

•	The aggregate number of our common stock shares made subject to the grant of stock options or stock appreciation rights to any individual non-employee director in any calendar year may not exceed 100,000;

•	In no event may more than 75,000 shares of restricted stock be awarded to any individual non-employee director in any calendar year; and

•	The maximum term of any incentive award may not exceed 10 years.
          Grant of Options. Subject to the terms of the Incentive Plan, the Committee grants and determines the terms and conditions of options (incentive stock options or non-qualified stock options) granted to our employees. Our board of directors may grant non-qualified stock options to our non-employee directors and determine the terms and conditions of those options, subject to the terms of the Incentive Plan. Each option must be evidenced by an award agreement executed by the participant and us, and shall contain such terms and conditions and be in a form as the Committee may from time to time approve. Each option will be subject to the following conditions:
•	Exercise Price — The option exercise price must be stated and set by the Committee at the date of grant at the “fair market value” of our common stock on that date;
•	Form of Payment — The exercise price of an option may be paid
•	in cash or by check, bank draft or money order payable to the order of the Company;

•	by delivering our common stock shares having a “fair market value” on the date of payment equal to the amount of the exercise price, unless this payment of the exercise price would result in an adverse accounting charge or expense for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or

•	a combination of the foregoing.
The Committee may permit an option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by the Committee.
•	Exercise of Options — Options may be exercised, in whole or in installments and at times, and may expire at the time, as provided in the incentive award agreement.
•	Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, relate to
•	the period or periods and the conditions of exercisability of an option;

•	the minimum periods during which participants must be employed with us or must hold options before they may be exercised;

•	the minimum periods during which shares acquired upon exercise must be held before sale or transfer would be permitted;

•	conditions under which the options or shares may be subject to forfeiture;

•	the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time;

•	our achievement of specified performance criteria; and

•	non-compete and protection of business matters.
          Special Restrictions Relating to Incentive Stock Options — Options issued in the form of Incentive Stock Options may only be granted to our employees.
          Grant of Restricted Stock Awards. The Committee may grant a restricted stock award to an employee in its discretion; similarly our board of directors may grant a restricted stock award to our non-employee directors. Each restricted stock award may be evidenced in the manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an incentive award agreement setting forth the terms of the restricted stock award. A restricted stock award will be subject to the following:
•	Restriction Period — Each restricted stock award may require the holder to remain in our employment for a prescribed period, vesting conditions, achievement of specified operational, financial or stock performance criteria and the lapse of the restrictions.
•	Restrictions — The holder of a restricted stock award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the common stock shares represented by the restricted stock award during the applicable restriction period. The Committee may impose other restrictions and conditions on any common stock shares covered by a restricted stock award deemed advisable including restrictions under applicable securities laws, and may legend the certificates representing restricted stock to give appropriate notice of the restrictions.
•	Rights as Stockholders — During any restriction period, the Committee may, in its discretion, grant to the holder of a restricted stock award all or any of the rights of a shareholder with respect to the shares, including the right to vote the shares and to receive dividends. If any dividends or other distributions are paid in common stock shares, those shares shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.
          Grant of Awards. The Committee may grant monetary units (“performance units”) to our employees. Each incentive award of performance units will be evidenced by an incentive award agreement setting the terms and conditions and in a form as the Committee may approve. Each incentive award of performance units will be subject to the terms and conditions established by the Committee including those relating to
•	the minimum periods during which participants must be employed by us;

•	conditions under which the performance units may be subject to forfeiture;

•	our achievement of specified performance criteria; and

•	non-compete and protection of business matters.
The Committee will establish performance targets for each incentive award for a period of no less than a year based upon some or all of the performance criteria. The Committee shall also establish such other terms and conditions as it deems appropriate to incentive award. The incentive award may be paid out in cash or our common stock shares as determined in the sole discretion of the Committee.
          Grant of Performance Bonus. The Committee may grant a cash bonus (“performance bonus”) to our selected employees. The Committee will determine the amount that may be earned as a performance bonus in any period of one year or more upon the achievement of a performance target established by the Committee. The Committee will select the applicable performance target for each period in which a performance bonus is awarded. The performance target shall be based upon operational, financial or performance criteria. Payment of a performance bonus will be made within 60 days of its certification of achievement of applicable the performance target unless the participant-employee has previously elected to defer payment pursuant to a non-qualified deferred compensation plan adopted by us. Payment of a performance bonus may be made in either cash or our common stock shares as determined in the sole discretion of the Committee.
          Grant of Stock Appreciation Rights. The Committee may grant a stock appreciation right (“SAR”) to our employees or non-employee directors. Any SAR granted will be deemed to be an incentive award. SARs may be granted as an independent incentive award separate from an option or granted in tandem with an option. Each grant of a SAR shall be evidenced by an incentive award agreement setting forth the terms and conditions and be in a form as the Committee may from time to time approve, subject to the requirements of the Incentive Plan. The exercise price of the SAR shall not be less than the “fair market value” of a common stock share on the date of the grant of the SAR.
          SARs will be exercisable in whole or in installments and at the times provided in the incentive award agreement. The amount payable with respect to each SAR will be equal in value to the excess, if any, of the “fair market value” of a common stock share on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR will be made in our common stock shares or cash as provided in the incentive award agreement.
          SARs may be granted in tandem with an option, in which event, the participant will have the right to elect to exercise either the SAR or the option. Upon the participant’s election to exercise one of these incentive awards, the other tandem award will automatically terminate. In the event a SAR is granted in tandem with an incentive stock option, the Committee will subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.
          Stock Adjustments. In the event that the common stock shares as constituted on the effective date of the Incentive Plan
•	changes into or are exchangeable for a different number or kind of shares of our stock or other securities or those of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or
•	if the number of those common stock shares will be increased through the payment of a stock dividend, or
•	if rights or warrants to purchase our securities will be issued to holders of our outstanding common stock, then there will be substituted for or added to each share available under and subject to the Incentive Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding common stock share will be changed or for which each share will be exchanged or to which each share will be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to options, in no event will the adjustment result in a modification of any option as defined in Section 424(h) of the Code. No fractional common stock shares or units of other securities will be issued pursuant to any adjustment, and any fractions resulting from any adjustment will be eliminated by rounding downward to the nearest whole share.
          Amendment or Termination of Plan. Our board of directors may alter, suspend or terminate the Incentive Plan and amend the Incentive Plan in any manner, but may not without shareholder approval adopt any amendment that would (i) increase the aggregate number of common stock shares available under the Incentive Plan, except by described above, (ii) materially modify the requirements as to eligibility for participation, or (iii) materially increase the benefits to participants.
          Termination of Employment; Termination of Service. If an employee’s employment with us terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, or unpaid incentive awards, including Incentive Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all associated accrued interest, if any, will be cancelled or forfeited, unless the employee’s incentive award agreement provides otherwise. The Compensation Committee will (i) determine the events constituting disability, retirement, or termination for an approved reason, and (ii) determine the treatment of a participant under the Incentive Plan in the event of his death, disability, retirement, or termination for an approved reason. The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Incentive Awards, or providing for the exercise of any unexercised Incentive Awards in the event of an employee’s death, disability, retirement, or termination for an approved reason.
          In the event a non-employee terminates service as a director, the unvested portion of any Incentive Award will be forfeited, unless otherwise accelerated pursuant to the terms of the non-employee director’s incentive award agreement or by our board of directors. The non-employee director will have the remaining term following the date he ceases to be a director to exercise any non-qualified stock options or stock appreciation rights that are otherwise exercisable on his date of termination of service.
          Non-transferability of Incentive Awards. The Incentive Award may be exercised during the lifetime of the participant only by the participant. More particularly, the Incentive Award will not be assigned, transferred (except as discussed above), pledged or hypothecated in any way whatsoever, will not be assigned by operation of law, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge hypothecation, or other disposition of the award contrary to the applicable transfer restrictions, will be null and void and without effect. However, in the event of a participant’s death, the Incentive Award may be transferred in accordance with a participant’s will, the applicable laws of descent and distribution or, with respect to Incentive Awards other than incentive stock options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of the Incentive Plan and the applicable incentive award agreement.
          Withholding Taxes. We are entitled to deduct from any payment or delivery of shares under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to the payment or share delivery, or may require the participant to pay to us the tax prior to and as a condition of the making of the payment or share delivery. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a participant to pay the amount of the taxes required to be withheld from an Incentive Award by (i) directing us to withhold from any payment or share delivery the number of common stock shares having a “fair market value” on the date of payment or share delivery equal to the amount of the required withholding taxes or (ii) delivering to us common stock shares owned for not less than six months (“mature shares”) having a “fair market value” on the date of payment or share delivery equal to the amount of the required withholding taxes.
          Change of Control. Incentive Awards granted may, in the discretion of the Committee, provide in the incentive award agreement that the Incentive Awards will immediately vest, become fully earned and exercisable upon the occurrence of an event that constitutes a “change of control.” In general a “change of control” will occur upon a person or a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B) acquiring 30% or more of our shareholder total voting rights or substantially all of our assets within a 12-month period, or a majority of our directors are replaced within a 12-month period.
          Amendments to Incentive Awards. Unless otherwise prohibited, the Committee may at any time unilaterally amend the terms of an incentive award agreement, whether or not then exercisable or vested. However, amendments that are adverse to the participant require the participant’s consent.
          Regulatory Approval and Listings. We are required to use our best efforts to register the common stock shares issuable pursuant to the Incentive Plan under the Securities Act of 1933, as amended, under a Form S-8 Registration Statement and maintain that registration. We do not have an obligation to issue common stock shares under the Incentive Plan prior to:
•	the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency that the Committee determines necessary or advisable; and
•	the completion of any registration or other qualification of the shares under applicable federal or state law, regulation or ruling of any governmental body that the Committee determines necessary or advisable.
          Governing Law. The Incentive Plan is governed by and construed in accordance with the laws of the State of Oklahoma except as superseded or preempted by applicable federal law.
          Other Laws. The Committee or our board of directors may refuse to issue or transfer any common stock shares or other consideration under an Incentive Award if, acting in its sole discretion, it determines that the issuance or transfer of the shares or the other consideration might violate any applicable law or regulation or entitle us to recover the shares or any gain or profit attributable to those shares under Section 16(b) of the Securities Exchange Act of 1934, as amended, and any payment tendered to us by a participant, other holder or beneficiary in connection with the exercise of an Incentive Award will be promptly refunded to the applicable participant, holder or beneficiary.
Participants in the Incentive Plan
          On October 30, 2008, the Compensation Committee granted Joseph Harroz, Jr., our President and Chief Operating Officer and Rick D. Simpson, our Chief Financial Officer, stock grants of 100,000 and 30,000 common stock shares, respectively. On October 30, 2008, our common stock had a reported closing sale price on the NASDAQ Capital Market of $3.50 per share and the restricted share grants to Messrs. Harroz and Simpson had aggregate values of $350,000 and $105,000, respectively. One half of the stock grant shares will vest on July 23, 2009 and 2010 and if his employment terminates, other than as result of death or disability, without “for cause” termination , the unvested shares will be forfeited. In the event of a “change of control,” the share grants will become fully vested. These Incentive Awards are non-transferable. The shares were issued to Messrs. Harroz and Simpson without registration under the Securities Act of 1933, as amended.
          Other than the restricted stock grants to Messrs. Harroz and Simpson, at this time it is not possible to determine who in the future will be among the individuals that will become entitled to receive Incentive Awards under the Incentive Plan or the kind of Incentive Award and, in the case of options, restrictive stock award or SARs, the number of common stock shares that may be included in the Incentive Award that may be granted to eligible individuals. It is expected, however, that these determinations will be made on the basis of the individual’s contribution or potential contribution to our success as determined by our Compensation Committee or board of directors.
          During 2007, no stock options or stock awards were granted to our directors and employees; therefore, if the Incentive Plan had been in effect during 2007, no Incentive Awards would have been granted to our employees and non-employee directors.
Federal Income Tax Consequences
          The grant of options and restrictive stock awards (that do not immediately vest) under the Incentive Plan will not have any tax consequence to us or the recipient of the option. In the event the incentive award agreement provides for vesting of non-qualified stock options and restrictive stock grants other than on the date of grant, the holder of those options or the common stock shares received pursuant to the stock grant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the vesting date, of the common stock shares for which the vested portion of option may then be exercised over the exercise price of option or, in the case of the restricted stock shares, the fair market value of those shares. The recipient of a restrictive stock grant that is not subject to subsequent vesting, will recognize ordinary income in an amount equal to the fair market value of the shares of restricted common stock received. At the time that an option holder or the recipient of a restricted stock grant is required to recognize ordinary income related to the option or stock grant, we will be entitled to a compensation deduction for that value. The income recognized by an option holder will become the tax basis of the options and the income recognized by the recipient of a restricted stock grant upon receipt or vesting of the restricted stock shares will become the tax basis of those share. Upon exercise of a non-qualified stock option, the holder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the shares of common stock acquired over the aggregate exercise price of the option and adjusted tax basis of the option. Upon exercise of a tax-qualifying incentive stock option, the option holder will not be required to recognize any income as a result of the option exercise. Any additional gain or loss realized on disposition of the option shares or restricted stock shares generally will be capital gain or loss and will not result in any additional tax deduction to us. However, with respect to common stock shares received pursuant to the exercise of a tax-qualified incentive stock option, in the event those shares are held for less than one year at the time of disposition, the holder will recognize ordinary income or loss rather than capital gain or loss on disposition.
Action 3 — Ratification of Appoint of Independent Registered Public Accounting Firm
          The holders of 15,851,062 shares of our common stock, representing 57.5% of the shares of our common stock entitled to vote on the record date, will execute a written consent in lieu of an annual meeting ratifying the appointment of Eide & Bailly LLP, as our independent registered public accountants. That consent and the ratification will be effective on the 21st day following distribution of this information statement to our shareholders.
ADDITIONAL INFORMATION
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
          Our board of directors has three standing committees: the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.
          The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are “independent directors” as defined in Rule 4200 of the NASDAQ Stock Market, Inc. marketplace rules (the “NASDAQ rules”), and one member, Mr. Mueller, serves as the Audit Committee’s financial expert.
          The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. A discussion of the Compensation Committee interlocks and insider participation is provided below under the section heading “Compensation Committee Interlocks and Insider Participation.”
     The Governance and Nominating Committee (i) monitors and oversees matters of corporate governance, including the evaluation of board performance and processes and the “independence” of directors, and (ii) selects, evaluates and recommends to the board qualified candidates for election or appointment to our board of directors. This Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the Committee, our board of directors may take action, or in the case of a conflict among all or nearly all of the members of our board of directors, the matter may be presented to our shareholders for consideration.
          All committees report on their activities to our board and serve at the pleasure of our board of directors. The specific duties and authority of each committee is set forth in its charters.
Report of the Audit Committee
          The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.
          Our board of directors has determined that Scott R. Mueller, one of our independent directors and member of our audit committee, qualifies as a “financial expert.” This determination was based upon Mr. Mueller’s:
•	understanding of generally accepted accounting principles and financial statements;
•	ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;
•	experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;
•	understanding of internal controls and procedures for financial reporting; and

•	understanding of audit committee functions.
Mr. Mueller’s experience and qualification as a financial expert were acquired through his extensive background in the securities industry, including investment banking and assessing company performance.
          In the performance of its functions, our Audit Committee
•	reviewed and discussed the audited consolidated financial statements for 2007 with our management,
•	received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm their independence, and
•	recommended to our board of directors that the audited financial statements as of and for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for filing with the United States Securities and Exchange Commission. A copy of our Annual Report on Form 10-K accompanies this information statement.
          Our review with the independent registered public accounting firm included a discussion of that firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61. The Audit Committee also discussed with the independent registered public accounting firm their independence from us and our management, including disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2008.
          Each member of the Audit Committee is an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market, Inc. and the rules of the United States Securities and Exchange Commission. During 2007, our Audit Committee formally met four times with our registered independent public accounting firm by telephone or in person on a quarterly basis to discuss our quarterly financial statements. Our Audit Committee met with our board of directors two times during 2007.
          In reliance on the review and discussions referred above, the Audit Committee recommended to and our board of directors approved, filing of the audited financial statements for the year ended December 31, 2007, with the United States Securities and Exchange Commission. The Audit Committee selected Eidy & Bailly LLP (formerly Murrell, Hall, McIntosh & Co. PLLP) as our registered independent public accounting firm for 2008.
          The audit reports of Murrell, Hall, McIntosh & Co., PLLP on our 2007 and 2006 consolidated financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified, as to uncertainty, audit scope, or accounting principles.
          There were no disagreements with Murrell, Hall, McIntosh & Co., PLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Murrell, Hall, McIntosh & Co., PLLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, there was no occurrence of a reportable event under Item 304 of Regulation S-B respecting the years ended December 31, 2007 and 2006.
          Audit Fees. Total audit fees for 2007 and 2006 were $122,500 and $31,510, respectively. The aggregate audit fees included fees billed for the audit of our annual financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-QSB and other public filings.
          Audit-Related Fees. There were no aggregate fees billed for audit-related services for the 2007 and 2006.

          Tax Fees. The aggregate fees billed for tax services for the years ended December 31, 2007 and 2006 were $8,593 and $10,564, respectively. During the years ended December 31, 2007 and 2006, tax services included fees for tax compliance and consulting services related to our annual federal and state tax returns.
          All Other Fees. We were not billed for any other accounting services.
          Audit Committee Pre-Approval Procedures. In accordance with its charter, our Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimus exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services. In accordance with our Audit Committee Charter the provision of services by Murrell, Hall McIntosh & Co. PLLP (other than audit, review or attest services) were approved prior to the provision of the services and 100% of those services that were not pre-approved were promptly brought to the attention of our Audit Committee and approved prior to completion of the audit of our financial statements for each of 2007 and 2006.
          For 2007, all of the services relating to audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.
Our Audit Committee Members:
Scott R. Mueller
S. Edward Dakil
William Ransome Oliver
Compensation Committee
          The Compensation Committee (the “Compensation Committee”) currently acts as administrator of our equity compensation plans (stock option plans and the Incentive Plan) and makes recommendations concerning the establishment of additional employee benefit plans and compensation of our executive officers and directors. Each member of our Compensation Committee is “independent” defined in The NASDAQ rules, other than Stanton Nelson, our Chief Executive Officer. The Compensation Committee did not hold any meetings during 2007.
Our Compensation Committee Members:
Stanton Nelson
Scott R. Mueller
S. Edward Dakil
William Ransome Oliver
Shareholder Nominations for Directors
          A shareholder desiring to recommend a candidate for election to our board of directors at any annual meeting at which one or more directors will be elected must submit a written proposal of his, her or its recommendation of the candidate to our Corporate Secretary at our principal executive offices at 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102. The proposal must be received at our principal executive office not later than 120 calendar days before the date that our proxy statement or information statement was released to shareholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting during the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. For the 2009 annual meeting, we have established this date as April 30, 2009. The proposal must set forth certain information concerning the proposing shareholder and the nominee, including the nominee’s name and address, a representation that the proposing shareholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between the proposing shareholder and the nominee and any other person pursuant to which the nomination is to be made by the proposing shareholder, the other information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee and the consent of the nominee to serve as a director if elected. The nomination of any person not made in compliance with the foregoing procedure may not be recognized by our board of directors or any nominating committee.
          In considering individuals for nomination as directors, our board typically solicits recommendations from our current directors [and may engage third-party advisors to assist in the identification and evaluation of candidates. Our board and Corporate Governance and Nomination Committee have not established specific minimum qualities or skills that are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the board considers numerous factors, including judgment, skill, independence, integrity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with other board members, experience as an officer or director of another publicly-held company, understanding of management trends in general or in our industry, expertise in financial accounting and corporate finance, ability to bring diversity to the member group, community or civic service, knowledge or expertise not currently on the Board, shareholder perception, and to the extent that the candidate would be a desirable addition to our board and any of its committees. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of our Board at the time of nominee selection. Our board will evaluate candidates recommended or properly proposed by our shareholders on the same basis as our board evaluates other candidates.
Meetings
          The board of directors held two meetings during 2007 and each director attended more than 75% of the total number of meetings of the our board and committees on which he served.
COMMUNICATIONS WITH THE BOARD
          While our board of directors does not have a formal process for shareholders to send communications to the board, each member of our board of directors is receptive to receiving communications from our shareholders. Shareholders may send communications to the attention of any director at our office address, 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth, as of the Record Date, certain information with respect to all shareholders known to us to beneficially own more than 5% of our common stock, and information with respect to our common stock beneficially owned by each of our directors, nominee directors, executive officers and our directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner is c/o Graymark Healthcare, Inc., 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102. Except as otherwise indicated by footnote, the persons listed in the table have sole voting and investment powers with respect to the common stock beneficially owned by each of them. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the named person has the right to acquire within 60 days of the Record Date pursuant to exercise of stock options and other types of purchase rights and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percentage of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership
	Shares	Rights
	Owned of	to	Total	Ownership
Name (and Address) of Beneficial Owner	Record	Acquire(1)	Shares	Percent(2)
Roy T. Oliver(3) 101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102	7,028,992	—	7,028,992	25.5%

Oliver Company Holdings, LLC(3) 101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102	7,028,992	—	7,028,992	25.5%

Lewis P. Zeidner(4) 5400 Union Terrace Lane North Plymouth, Minnesota 55442	3,468,000	—	3,468,000	12.6%

Stanton Nelson(4) 101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102	2,572,236	23,000	2,595,236	9.4%

Vahid Salalati 415 Foxborough Ct. Norman, Oklahoma 73072	1,938,000	—	1,938,000	7.0%

William R. Oliver(4) 101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102	1,642,608	15,000	1,642,608	6.0%

P. Mark Moore and Black Oak II LLC 101 North Robinson, Suite 800 Oklahoma City, Oklahoma 73102	1,609,212	—	1,609,212	5.8%

TCW Securities LLC and Thomas C. Ward 12201 North May Avenue Oklahoma City, Oklahoma 73120	1,564,842	—	1,564,842	5.7%

Dalea Partners and Malone Mitchell 14700 Dalea Oklahoma City, Oklahoma 73142	1,561,112	—	1,561,112	5.7%

SXJE, LLC and Sam Eyde(3) 2400 Byron Circle Lansing, Michigan 48912	1,024,716	340,000	1,364,716	4.9%

Rick D. Simpson(5)	94,572	15,000	109,572	.4%

Joseph Harroz, Jr.(6)	194,473	15,000	209,473	.8%

Kevin L. Lewis, M.D. (4)	816,000	—	816,000	3.0%

S. Edward Dakil, M.D.(4)	140,000	15,000	155,000	.6%

Scott R. Mueller(4)	34,181	15,000	49,181	.2%

Executive Officers and Directors as a group (seven individuals)	8,962,070	98,000	9,060,070	32.9%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person.

(2)	The Ownership Percentage is rounded to the nearest one-tenth of one percent, based upon 27,569,106 shares of common stock outstanding and includes common stock shares that the named person has the right to acquire within 60 days of the Record Date and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percentage of outstanding common stock of any other named person.

(3)	Oliver Company Holdings, LLC is controlled by Roy T. Oliver and each is deemed the beneficial owner of the common stock shares.

(4)	The named person is an executive officer or a director, or both.

(5)	Mr. Simpson is our Chief Financial Officer.

(6)	Mr. Harroz is our President, Chief Operating Officer and one of our directors.
EXECUTIVE OFFICERS
          Set forth below is certain information with respect to our executive officers who are not our current and nominee directors. Executive officers are elected by our board of directors and serve at its discretion.
          Rick D. Simpson (age 48) served as one of directors from January 2, 2008 until July 23, 2008, at which time he began serving as our Chief Financial Officer. In February 2000 Mr. Simpson founded CFO-Partner, a privately-held chief financial officer consulting firm, and since has served as its Managing Partner. He currently serves as a Director of Kirkpatrick Bank (since 2005), a privately-held banking institution, and VersaTeq, a privately-held provider of banking forms (since 1996). He has been a member of the American Institute of Certified Public Accountants and Oklahoma Society of Certified Public Accountants since February 1987 and received a Bachelor of Science in Accounting from East Central Oklahoma State University in 1981.
          Lewis P. Zeidner (age 53) serves on our Executive Officer Committee and has served as the President and Chief Executive Officer of ApothecaryRx since its founding in 2006. In 2003, he co-founded PrairieStone Pharmacy, LLC, a retail pharmacy chain that built and operated small footprint, highly automated pharmacies in grocery stores. In 1996, Mr. Zeidner co-founded MedManagement, LLC a company that outsourced hospital and health system pharmacies. He was President of MedManagement from 1999 until 2003. Prior to 1999, Mr. Zeidner held various executive positions within healthcare companies including Baxter Healthcare and the Greenville Hospital System.
          Kevin D. Lewis, M.D. (age 39) was appointed to serve as a member of our Executive Officer Committee in October 2008. Dr. Lewis serves as the Chief Medical Officer of SDC Holdings, Inc., one of our wholly-owned subsidiaries. Dr. Lewis is a board certified physician in internal medicine, pulmonary and critical care medicine, and he is a fellowship-trained Diplomat of the American Board of Sleep Medicine. Dr. Lewis received his medical degree from the University of Texas San Antonio School of Medicine.
          James A. Cox, RPh (age 37) serves on our Executive Officer Committee and has served as Vice President for Operations of ApothecaryRx since its founding in 2006. Prior to joining ApothecaryRx, Mr. Cox was the Director of Operations for PrairieStone Pharmacy, LLC, a chain of retail pharmacies in Minnesota and Michigan. From 1993 through 2004, Mr. Cox held various operational management roles for Snyder Drug Stores, a regional chain of retail pharmacies. He has his pharmacy degree from Drake University School of Pharmacy.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2007, we believe that each person who, at any time during 2007, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2007.
2007 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
          We do not compensate directors for serving on our board or attending meetings of the board or any committee thereof. However, it is anticipated that stock options will be granted to our directors on terms to be determined by our board.

          The following table sets forth the total compensation of our Chief Executive Officer, Chief Financial Officer and for those executive officers who received compensation in excess of $100,000 during the three years ending in 2007.
Summary Compensation Table

				Value of	All Other
				Option	Compen-
Name and Principal Position	Year	Salary	Bonus	Awards(1)	sation	Total
John Simonelli	2007	$24,000	$—	$—	$—	$24,000
Chief Executive Officer	2006	$36,000	$—	$5,422	$—	$41,422
	2005	$60,000	$—	$—	$—	$60,000
Mark R. Kidd	2007	$60,000	$—	$—	$—	$60,000
Chief Financial Officer	2006	$60,000	$—	$5,422	$—	$65,422
	2005	$60,000	$—	$—	$—	$60,000
Lewis P. Zeidner	2007	$187,692	$—	$—	$—	$187,692
ApothecaryRx, President and	2006	$60,000	$—	$—	$—	$60,000
Chief Executive Officer	2005	$—	$—	$—	$—	$—
James A. Cox	2007	$160,000	$—	$—	$—	$160,000
ApothecaryRx, Vice President	2006	$74,000	$—	$—	$—	$74,000
	2005	$—	$—	$—	$—	$—
Vahid Salalati	2007	$96,923	$—	$—	$3,125	$100,048
SDC Holdings, Chief Executive	2006	$100,000	$—	$—	$—	$100,000
Officer	2005	$—	$—	$—	$—	$—
Gregory S. Luster	2007	$96,923	$—	$—	$3,125	$100,048
SDC Holdings, Chief Operating	2006	$100,000	$—	$—	$—	$100,000
Officer and General Counsel	2005	$—	$—	$—	$—	$—

(1)	The Value of Option Awards is the grant date fair value computed in accordance with SFAS 123R which is same value at which we expensed the stock options awards for the year ended December 31, 2006.
Aggregate Option Grants and Exercises in 2007 and Year-End Option Values
          Stock Options and Option Values. We did not grant any stock options during 2007.
          Aggregate Stock Option Exercise. The following table sets forth information related to the number of stock options held by the named executive officer at December 31, 2007. During 2007, no options to purchase our common stock were exercised by the named executive officers.
Outstanding Equity Awards at December 31, 2007

		Stock Option Awards
	Number of Common Stock		Option	Option
	Underlying Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price(1)	Date
John Simonelli	20,000	—	$.75	September 30, 2011
	20,000	—	$1.10	December 31, 2009
Mark R. Kidd	20,000	—	$.75	September 30, 2011
	20,000	—	$1.10	December 31, 2009

(1)	The closing sale price of our common stock as reported on the OTC Bulletin Board on December 31, 2007 was $0.56.

Employment Arrangements and Lack of Keyman Insurance
          We have a three-year employment agreement with each of Lewis P. Zeidner, Vahid Salalati and Gregory S. Luster (the “executive officer”). The material terms of the employment agreements are summarized below.
          Executive Officer Position. In accordance with the terms of the employment agreements, the employment of each of Messrs. Zeidner, Salalati and Luster is full time requiring best efforts and due diligence, and may be terminated with or without cause. Mr. Zeidner is to serve as Chief Executive Officer of ApothecaryRx, Mr. Salalati is to serve as Chief Executive Officer of SDC Holdings,and Mr. Luster is to serve as Chief Operating Officer and General Counsel of SDC Holdings. Except to a limited extent and as expressly permitted by ApothecaryRx, SDC Holdings or our Board of Directors, each of Messrs. Zeidner, Salalati and Luster is prohibited from serving as an officer or director of a publicly-held company, own an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to ApothecaryRx or SDC Holdings, as may be applicable. Each of Messrs. Zeidner, Salalati and Luster is to serve on our Executive Officer Committee. During 2008, the employment of Messrs. Salalati and Luster terminated.
          Compensation. Each of Messrs. Zeidner, Salalati and Luster is to receive an annual base salary of $190,000, $100,000 and $100,000, respectively, as well as any bonus compensation as determined at the discretion of ApothecaryRx or SDC Holdings. Each will be entitled to participate in the employee benefit plans and programs maintained and provided to our executive officers and employees. Each is entitled to reimbursement of reasonable and ordinary expenses incurred on behalf of ApothecaryRx or SDC Holdings based upon substantiated documentation of the expenditure. The executive officer is entitled to four weeks of fully paid calendar-year vacation.
          Employer Termination. Each agreement is for a three year term, subject to termination with or without cause. ApothecaryRx and SDC Holdings has the right to terminate the employment agreement without cause (for any reason) on at least 30-day advance notice (“Without Cause Termination”). In the event of Without Cause Termination, the executive officer will be entitled to one year of his base salary payable over 24 months and the continuance of all employee benefits for one year, unless he asserts any provision of his employment agreement is invalid or unenforceable. Any Without Cause Termination requires as a condition that the executive officer be discharged and released from all personal guarantees of the debts of ApothecaryRx or SDC Holdings.
          ApothecaryRx and SDC Holdings may terminate the executive officer’s employment agreement in the event of the following:
•	He engages in gross personal misconduct which materially injures us, or any fraud or deceit regarding our business or customers or suppliers;
•	He enters a plea of nolo contendere to or is convicted of a felony;
•	He willfully and repeatedly fails to perform his duties after receiving notice and being provided an opportunity to correct such actions or
•	He breaches any material term or provision of his employment agreement (“For Cause Termination”).
          Prior to any For Cause Termination, a written determination specifying the reasons for termination must be delivered and received and the executive officer will thereafter have 30 days to request a meeting to be heard and contest the reasons for termination. In the event Any For Cause Termination of the executive officer all personal guarantees of the debts of ApothecaryRx or SDC Holdings will continue.
          Executive Officer Termination. Each of Messrs. Zeidner, Salalati and Luster has the right to terminate his employment agreement, either with or without cause. A without cause termination requires the providing of 30-days advance notice to ApothecaryRx or SDC Holdings. In the event of a without cause termination, all future obligations under the employment agreement will terminate and all personal guarantees of the debt of ApothecaryRx and SDC Holdings will continue.
          The executive officer has the right to terminate his employment agreement for cause in the event ApothecaryRx or SDC Holdings fails to pay the base compensation or provide employee benefits in accordance with his employment agreement after providing 30-days advance notice (“Employer Breach”). In the event of termination as a result of Employer Breach, the executive officer will be entitled to receive as termination compensation equal to one year of his base compensation payable within 30 days following the termination date and continuance of all employee benefits for one year.
          Disability; Death. In the event a physical or mental condition prevents performance of the executive officer’ duties and responsibilities, in the reasonable judgment of ApothecaryRx and SDC Holdings, from performing his duties for a period of three consecutive months, the employment of the executive officer may be terminated for cause. In this case, all compensation and benefits payable under his employment agreement will continue for six months, reduced by any disability plan benefits to which he is entitled.
          Upon the death of the executive officer, his employment agreement will terminate; however, the estate of the executive officer will be entitled to receive six months of the base salary of the deceased executive officer and employee benefits provided under the employment agreement.
          In the event of termination of the executive officer’s employment agreement as a result of his disability or death and the executive officer was not otherwise in default under the terms of his employment agreement, we and ApothecarRx or SDC Holdings will be required to cause the executive officer or his estate to be discharged and released from all personal guarantees of our debt or that of Apothecary Rx or SDC Holdings.
          Confidentiality. The executive officer will be required to maintain the confidentiality of the information that constitutes trade secrets or is of a business or confidential nature, regardless of the source of the confidential information or how it was obtained. This confidentiality is to be maintained during employment and the two years following termination of the employment agreement.
          Non-competition and Non-solicitation Covenants. During the 24 months following employment termination, the executive officer agreed as follows:
•	Not to acquire, attempt to acquire, solicit, perform services (directly or indirectly) in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business similar to that or ApothecaryRx or SDC Holdings in any city of a state in the United States where ApothecaryRx or SDC Holdings owns any interest in a sleep center or that is within 40 miles of a pharmacy owned by ApothecaryRx or sleep center location owned by SDC Holdings; or
•	Not to solicit, induce, entice or attempt to entice (directly or indirectly) any employee, officer or director (except the executive officer’s personal secretary, if any), contractor, customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to terminate or breach any relationship with ApothecaryRx or SDC Holdings or us or any of our affiliates, or
•	Not to solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to cease doing business with SDC Holdings or us or any of our affiliates.
          Arbitration. Any dispute or controversy arising out or relating to the executive officer’s employment or employment termination that cannot be resolved by agreement will be submitted to binding arbitration before a single arbitrator in accordance with the Rules for Commercial Cases of the American Arbitration Association and in accordance with the Federal Arbitration Act. The arbitrator’s judgment will be final and binding, subject solely to challenge on the grounds of fraud or gross misconduct. The arbitrator will be limited to awarding compensatory damages. The arbitration proceedings will be the sole and exclusive remedies and procedures for the resolution of disputes and controversies; however, a preliminary injunction or other provisional judicial relief may be sought if deemed reasonably necessary to avoid irreparable damage or to preserve the status quo pending arbitration.

Loss of Key Personnel
          Our success depends to a significant degree upon the efforts, contributions and abilities of our management. The loss of services of Messrs. Nelson, Zeidner, Cox and Lewis, Harroz and Simpson and other key employees could have a material adverse effect on our business, results of operations or financial condition.
Compensation of Directors
          Other than through the receipt of discretionary stock option grants, our directors are not compensated for attending board or committee meetings. Directors who are also our employees receive no additional compensation for serving as directors or on committees. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our board. During 2007, our directors served without compensation.
Equity Compensation Plans
          For the benefit of our employees, directors and consultants, we have adopted two stock option plans, the 2003 Stock Option Plan (the “Employee Plan”) and the 2003 Non-Employee Stock Option Plan (the “Non-Employee Plan”).
          The 2003 Employee Plan. For the benefit of our employees, directors and consultants, we adopted the 2003 Employee Plan. This plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 300,000. As of the date of this report, we have granted stock options under this plan that are exercisable for the purchase of 60,000 common stock shares at $1.10 per share on or before December 31, 2009 and options exercisable for the purchase of 80,000 common stock shares at $0.75 per share on or before September 30, 2011.
          Our Board of Directors administers and interprets this plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.
          The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option and to qualify as an incentive stock option may not be less than the fair market value of common stock on the date of the grant of the incentive stock option. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.
          Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director, or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2009. Options are not transferable except by will or by the laws of descent and distribution.
          All outstanding options granted under the plan will become fully vested and immediately exercisable if (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately before the 12-month period or (ii) a “change of control” occurs. For purposes of the plan, a “change of control” is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.

          The 2003 Non-Employee Stock Option Plan. The Non-Employee Plan provides for the grant of stock options to our non-employee directors, consultants and other advisors . Our employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes and accordingly will not qualify for the favorable tax consequences thereunder upon the grant and exercise of the Options. The total number of shares of common stock authorized and reserved for issuance upon exercise of Options granted under this plan will be 300,000. As of the date of this report, we have granted stock options under this plan that are exercisable for the purchase of 80,000 common stock shares at $1.10 per share on or before December 31, 2009 and options exercisable for the purchase of 80,000 common stock shares at $0.75 per share on or before September 30, 2011.
          Our Board of Directors administers and interprets this plan and has authority to grant options to all eligible participants and determine the basis upon which the options are to be granted and the terms, restrictions and conditions of the options at the time of grant.
          Options granted under this plan are exercisable in such amounts, at such intervals and upon such terms as the option grant provides. The purchase price of the common stock under the option is determined by our board; however, the purchase price may not be less than the closing sale price of our common stock on the date of grant of the option. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.
          Options granted under this plan may not under any circumstance be exercised after 10 years from the date of grant. No option under the Non-Employee Plan may be granted after July 30, 2008. Options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a “family member.” Family member transfers include transfers to parents (and in-laws) to nieces and nephews (adopted or otherwise) as well as trusts, foundations and other entities principally for their benefit. This plan will terminate on July 30, 2008.
Director Liability and Indemnification
          As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the “Certificate”) eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to us or our shareholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.
          Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.
          Furthermore, we have entered into indemnity and contribution agreements with each of our directors and executive officers, including member of our Executive Officer Committee. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount that he is or becomes legally obligated to pay because the

•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or
•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.
To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS
          Our Compensation Committee of the Board of Directors for 2007 was comprised of Stanton Nelson, Mark R. Kidd, Rick D. Simpson, S. Edward Dakil and Joseph Harroz, Jr. Other than Messrs. Nelson and Kidd, the other members of the Compensation Committee did not serve as one of our officers or employees during 2007. Except as noted, no interlocking relationship exists between members of our Board of Directors or Compensation Committee and members of the board of directors or compensation committee of any other company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our Code of Conduct addresses any conflicts of interests on the part of any employee that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Code of Conduct provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict by our board of directors. A copy of our Code of Conduct was delivered to our shareholders in December 2007 as part of our information statement.
          Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during 2007 and 2006. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.
          Acquisition of SDC Holdings and ApothecaryRx. On January 2, 2008, we completed our acquisition of SDC Holdings and ApothecaryRx by exchanging 102,000,000 shares of our common stock for the equity ownership interests in SDC Holdings and ApothecaryRx. Roy T. Oliver, one of our principal shareholders, and Stanton Nelson, one of our directors, jointly and indirectly, controlled SDC Holdings and ApothecaryRx. In exchange for their equity ownership interests in SDC Holdings and ApothecaryRx, Messrs. Oliver and Nelson received 33,875,730 and 12,861,180 common stock shares, respectively, that in the aggregate represents effective shareholder voting control. Furthermore, Lewis P. Zeidner, Vahid Salalati, Greg Luster and James A. Cox, members of our Executive Officer Committee, exchanged their equity ownership interests in ApothecaryRx and SDC Holdings for 17,340,000, 9,690,000, 9,690,000 and 1,275,000 shares of our common stock, respectively. In addition, W. Ransome Oliver, the son of Roy T. Oliver, exchanged his equity ownership interests in SDC Holdings and ApothecaryRx for 8,213,040 shares of our common stock.
          Acquisition of Otter Creek Investments and Advanced Medical Enterprises. On January 31, 2007, SDC Holdings acquired its sleep center operations by purchase of Otter Creek Investments, LLC, a limited liability company, and its wholly owned subsidiary Advanced Medical Enterprises, LP for $14,950,000. The purchase price was funded with capital contributions of the equity interest owners of $2,990,000 and proceeds of a $11,960,000 loan from Arvest Bank (“Arvest Loan”). In connection with this acquisition, SDC Holdings recorded goodwill of $13,407,354 that represented the purchase price in excess of the value of the assets of Otter Creek Investments.

          The Arvest Loan requires quarterly interest only payments that began May 1, 2007 through February 1, 2008 at a variable rate based on a function of London Interbank Offering Rate (or LIBOR). Required quarterly payments of principal in the amount of $291,635 begin May 1, 2008 and continue through February 1, 2014, plus accrued interest. The principal amount of the Arvest Loan is amortized over 20 years with all principal and accrued interest becoming due on May 1, 2014. This loan is secured by the assets of SDC Holdings, the guarantee of all SDC Subsidiaries and entities related by common ownership, and the ownership interests of SDC Holdings and is further secured by the guarantees of Vahid Salalati, Greg Luster, Kevin Lewis, Roger Ely, Roy T. Oliver and Stanton Nelson.
          SXJE, LLC Loan Transactions. In two separate lending transactions on August 5 and October 25, 2005, we issued a two-year promissory note each in the principal amount of $750,000 to SXJE, LLC (controlled by Sam Eyde) evidencing loans aggregating $1,500,000. The two notes are secured by all assets of our and our subsidiaries’ assets and bear interest at 8% per annum. Upon consummation of a qualified financing by us, the outstanding principal amount of the Notes and all accrued and unpaid interest (collectively the “note balance” at any applicable time) were to automatically convert into our common stock shares equal to 120% of the note balance divided by the price per share of the equity securities sold in the qualified financing. The maximum price or value of the common stock shares into which the note balance converts was limited to the equivalent of $1.10 per common stock share or not less than 1,636,364 shares. During 2005, we issued 10,726 shares of our common stock in payment of $10,833 accrued interest under the notes. During 2006, we issued 272,956 shares of our common stock in payment of $116,167 accrued interest under the notes. During 2007, we issued 389,894 shares of our common stock in payment of $152,000 in accrued interest under the notes.
          Furthermore, in connection with the two lending transactions, we entered into two common stock purchase warrant agreements with SXJE, LLC, two of these agreements evidence warrants exercisable on or before October 25, 2010, in the aggregate for the purchase of 500,000 common stock shares at $2.00 each and the other two agreements exercisable for the purchase of 500,000 common stock shares at $3.00 each. The number of common stock shares purchasable will be appropriately adjusted in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. For the period ending October 25, 2010, we agreed to include the common stock shares underlying the common stock purchase warrants in any registration statement we file with the United States Securities and Exchange Commission at our sole cost and expense.
          In January 2008, pursuant to a Note Conversion and Prepayment Agreement dated November 7, 2007, SXJE to accept a principal payment of one of the $750,000 notes (plus accrued interest) and converted the other $750,000 note into 3,750,000 shares of our common stock.
          Office Space Lease. In December 2003, we entered into a 12-month unwritten lease with Corporate Tower, LLC which is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, for occupancy of our offices in Oklahoma City. Under this lease arrangement, we are required to pay rent of approximately $1,000 per month. The costs of leasehold improvements of our office facilities was approximately $15,000 which we paid rather than Corporate Tower, LLC.
          We believe that the transactions described above were on terms no less favorable to us than could have been obtained with unrelated third parties. All material future transactions between us and our officers, directors and 5% or greater shareholders
•	will be on terms no less favorable than could be obtained from unrelated third parties and
•	must be approved by a majority of our disinterested-independent members of our board of directors.
EQUITY COMPENSATION PLAN INFORMATION
          The following table sets forth as of December 31, 2007, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 2003 Stock

Option Plan and 2003 Non-Employee Stock Option Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

		Weighted-average
	Number of Securities to	exercise price of	Number of securities
	be issued upon exercise	outstanding	remaining available for
	of outstanding options,	options, warrants	future issuance under
Plan category	warrants and rights	and rights	equity compensation plans
Equity compensation plans approved by security holders:
2003 Stock Option Plan	140,000	$0.90	160,000
2003 Non-Employee Stock Option Plan	160,000	$0.93	140,000

Equity compensation plans not approved by security holders:
Warrants issued to ViewTrade Financial and its assigns	443,250	$1.10	—
Warrants issued to E. Peter Hoffman, Jr.	100,000	$1.25	—
Warrants issued to SXJE, LLC	1,500,000	$0.50	—

Total	2,343,250		300,000

PROPOSALS BY SHAREHOLDERS
          Proposals by shareholders intended to be presented at our 2009 annual shareholders meeting (to be held in the Summer of 2009) must be forwarded in writing and received at our principal executive offices at 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102 no later than April 30, 2009 and directed to the attention of our Corporate Secretary for consideration for inclusion in our proxy statement for the annual meeting of shareholders to be held in 2009. Any shareholder proposal must comply in all respects with the rules and regulations of the United States Securities and Exchange Commission.
          In connection with our annual shareholders meeting to be held in 2009, if we do not receive notice of a matter or proposal to be considered by April 30, 2009, then the persons appointed by our board of directors to act as the proxies for that annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if the matter or proposal is properly raised at the annual meeting and put to a shareholder vote.
HOUSEHOLDING INFORMATION
          Unless we have received contrary instructions, we may send a single copy of this information statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our this information statement at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
          If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102, to inform us of the request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION
          We file annual and quarterly reports and other reports and information with the United States Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the U.S. Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the United States Securities and Exchange Commission.
          Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Graymark Healthcare, Inc. at 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5300.
ANNUAL REPORT ON FORM 10-K
          A copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2007 accompany this information statement. The exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the United States Securities and Exchange Commission, are available to our shareholders who make written request to our Corporate Secretary, 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102.These documents may also be accessed from our website at www.graymarkhealthcare.com.

BY ORDER OF THE BOARD OF DIRECTORS STANTON NELSON Chairman of the Board

Oklahoma City, Oklahoma
November 28, 2008